Exhibit 99.1

ANTHERA PHARMACEUTICALS REPORTS 2012 FIRST QUARTER FINANCIAL RESULTS AND PROVIDES CLINICAL PROGRESS UPDATE

HAYWARD, Calif., May 3, 2012 /PRNewswire via COMTEX News Network/ — Anthera Pharmaceuticals, Inc. (NASDAQ: ANTH), today announced financial results and business highlights for the quarter ended March 31, 2012.

Financial Results:

Total operating expenses for the first quarter ended March 31, 2012 were $20.1 million, as compared to $28.4 million for the fourth quarter ended December 31, 2011. The decrease in operating expenses can be primarily attributed to the completion of enrollment of the PEARL-SC study in the fourth quarter. The Company expects operating expenses to decline further in subsequent quarters following the discontinuation of varespladib development.

Anthera ended the first quarter of 2012 with approximately $44.0 million in cash and cash equivalents and short-term investments.  This is compared to $67.4 million in cash and cash equivalents and short-term investments for the fourth quarter ended December 31, 2011. The Company expects cash burn for the second quarter ended June 30, 2012 to be approximately $13.0-15.0 million.

Anthera will host a conference call at 8:30 a.m. Eastern Time tomorrow, May 4, 2012. U.S. and Canadian participants may dial (877) 312-8807; international participants may dial (253) 237-1190.  The Conference ID is 76225935. To access the 24-hour audio replay, U.S. and Canadian participants may dial (855) 859-2056; international participants may dial (404) 537-3406.  The conference ID for the replay is 76225935.  The audio replay will be available until May 11, 2012.

Recent Business Highlights and Upcoming Events:

Clinical

•                  The PEARL-SC Data Safety Monitoring Board (DSMB) met for the fourth time to review available safety data and recommended the study continue without change. The PEARL-SC study is examining the therapeutic benefit of monthly and weekly subcutaneous doses of blisibimod in patients with lupus.  The primary endpoint of PEARL-SC requires patients to demonstrate a greater than or equal to five (>5) point reduction in the SELENA/SLEDAI clinical assessment score, no worsening in physician global assessment, and no new BILAG A or two or more new BILAG B organ domain scores.  Details regarding the study can be found at http://www.clinicaltrials.gov.

•                  In conjunction with the PEARL-SC DSMB meeting, an independent statistician conducted an interim efficacy analysis after the 350th enrolled patient reached the 24-week time-point of the study. Following the results of the analysis, the statistician recommended the continuation of the PEARL-SC study to completion. The company is expecting final top-line data this quarter.

Manufacturing

•                  The Company initiated the development of a pre-filled syringe for the self-administration of subcutaneously delivered blisibimod for phase 3 clinical studies. Stability testing is underway.

Management

•                  Anthera announced the appointment of Dr. Bogdan Dziurzynski to the board of directors. Dr. Dziurzynski currently serves as a strategic regulatory management consultant to the biotechnology industry and serves on the Board of Directors of Dendreon Corporation and the Biologics Consulting Group, Inc.

*SELENA/SLEDAI — Safety of Estrogen in Lupus Erythematosus National Assessment / Systemic Lupus Erythematosus Activity Index is a cumulative, weighted index of systemic lupus erythematosus disease activity.

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious diseases associated with inflammation and autoimmune diseases.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” “project,” or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Anthera’s expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in Anthera’s public filings with the SEC, including Anthera’s Annual Report on Form 10-K for the year ended December 31, 2011.  Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Bianca Nery of Anthera Pharmaceuticals, Inc., bnery@anthera.com or 510.856.5586.

ANTHERA PHARMACEUTICALS, INC.

A Development Stage Company

STATEMENTS OF OPERATIONS

(unaudited)

(in thousands except share and per share data)

	Three Months Ended March 31,
	2012	2011
OPERATING EXPENSE:
Research and development	$17,738	$16,317
General and administrative	2,322	2,340
Total operating expense	20,060	18,657
LOSS FROM OPERATIONS:	(20,060)	(18,657)
OTHER (EXPENSE)/INCOME:
Other (expense)/income	(10)	160
Interest expense	(843)	(69)
Total other (expense)/income	(853)	91
NET LOSS	$(20,913)	$(18,566)
Net loss per share—basic and diluted	$(0.51)	$(0.56)
Weighted-average number of shares used in per share calculation— basic and diluted	41,000,421	32,895,152

ANTHERA PHARMACEUTICALS, INC.

A Development Stage Company

BALANCE SHEET DATA

(unaudited)

(in thousands except share amounts)

	March 31, 2012	December 31, 2011

Cash and cash equivalents	$42,349	$65,624
Short term investments	$1,680	$1,746
Total assets	$46,151	$69,493
Total current liabilities, excluding current portion of notes payable	$23,026	$26,078
Total notes payable	$24,479	$24,331
Deficit accumulated during development stage	$(221,892)	$(200,979)
Total shareholders’ (deficit) equity	$(1,354)	$19,084

Common shares outstanding	41,072,592	40,933,354